Cord Blood America, Inc. Reports 2018 First Quarter Results

May 14, 2018 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced financial results for the first quarter ended March 31, 2018. Given the agreement entered into with California Cryobank Stem Cell Services LLC (dba “FamilyCord”) to sell substantially all of the Company’s assets, the operating results associated with the assets being sold have been reclassified into discontinued operations and the assets and liabilities are reflected as held-for-sale. Additional disclosure pertaining to this financial treatment is included in the Company’s 10-Q which is being filed today.

Highlights Include:

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Total revenue from discontinued operations for the first quarter 2018 was $0.70 million, a decrease of 5.8% from total revenue of $0.75 million for the first quarter 2017.

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Recurring storage revenue from discontinued operations for the first quarter 2018 was $0.65 million, an increase of 2.1% from recurring storage revenue of $0.64 million for the first quarter 2017.

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Gross profit from discontinued operations for the first quarter 2018 was $0.53 million, a decrease of 7.7% from gross profit from discontinued operations of $0.58 million for the first quarter 2017. Discontinued operations’ gross margin for the first quarter 2018 was 75.5% compared to 77.1% for the first quarter 2017.

Results of Operations for the Three-Months Ended March 31, 2018

For the three-months ended December 31, 2017, total revenue from discontinued operations was $0.70 million, a decrease of $0.05 million or 5.8% from $0.75 million in first quarter 2017. The decrease was the result of a decrease in new enrollment/processing revenue offset by an increase in recurring storage revenue.

Gross profit from discontinued operations for the three-month period ended March 31, 2018 was $0.53 million, a decrease of $0.05 million or 7.7% from $0.58 million in first quarter 2017. The decrease was the result of the aforementioned decrease in new enrollment/processing revenue.

Discontinued operations’ gross margin for the three-month period ended March 31, 2018 was 75.5% compared to 77.1% in first quarter 2017.

Administrative and selling expenses for the three-month period ended March 31, 2018 was $0.43 million, an increase of $0.01 million or 2.1% from $0.42 million in first quarter 2017.

Net loss from continuing operations for the three-month period ended March 31, 2018 was $0.42 compared to a net loss from continuing operations of $0.37 million for the three-month period ended March 31, 2017. Net income from discontinued operations for the three month-period ended March 31, 2018 was $0.46 million compared to $0.49 million for the three-month period ended March 31, 2017.

Commentary

Chairman David Sandberg stated, “While the Company incurred additional expenses in the first quarter related to the FamilyCord transaction and other non-recurring items, the business continues to perform as expected with continuing positive cash flow.  We continue to expect the transaction will close in the second quarter subject to the closing conditions including the approval of shareholders.”

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
Anthony Snow
asnow@cordblood-america.com